Exhibit 99.1

FOR IMMEDIATE RELEASE

Universal Insurance Holdings, Inc. Reports First-Quarter 2014 Financial Results

First-Quarter 2014 Diluted EPS Grows 31 Percent Year-over-Year

Achieved Highest First Quarter Revenue in Company History

Fort Lauderdale, FL, May 8, 2014 – Universal Insurance Holdings, Inc. (NYSE: UVE) today reported net income of $13.5 million, or $0.38 per diluted share, an increase of $0.09, for the first quarter of 2014, compared to net income of $12.0 million, or $0.29 per diluted share, for the same period in 2013.

“Our strong top- and bottom-line performance in the first quarter reflects actions that we have taken over the past several quarters,” said Sean P. Downes, the Company’s Chairman, President and Chief Executive Officer. “We believe that our focused initiatives, including a controlled exposure reduction in Florida and prudent expansion in other states, should lead to significant savings in reinsurance costs while enhancing our competitive position. We also believe that our disciplined pricing analytics and underwriting practices have provided us with a book of business that will continue to strengthen and grow organically. We remain committed to increasing shareholder returns by executing our strategy and maintaining the long-term financial strength of our company.”

First-Quarter 2014 & Recent Highlights

•	Net income and diluted EPS grew by $1.6 million and $0.09, respectively, compared to Q1 2013.

•	Continued growth in states outside of Florida, resulting in a 47.8% year-over-year increase in policy count.

•	Received a Certificate of Authority authorizing UPCIC to do business in Delaware, and submitted applications to expand into Indiana, Minnesota and Pennsylvania.

•	Paid dividends of $0.10 per share compared to $0.08 per share in Q1 2013.

First-Quarter 2014 Results

Net income for the first quarter of 2014 increased $1.6 million, or $0.09 per diluted share, compared to the first quarter of 2013, reflecting an increase in net investment income and the absence of net trading losses that occurred during the first quarter of 2013. Additionally, first quarter 2014 EPS benefitted from lower outstanding shares as a result of the cumulative share repurchases made by the Company since April 2013.

Net income increased notwithstanding decreases in net earned premiums, policy fees and other revenues due in part to a reduction in the number of policies in force in Florida. The Company has taken a disciplined approach to its underwriting standards in Florida and has in certain cases decided not to renew policies that it believes had inadequate premiums relative to projected risks and expenses. However, the Company has recently taken action to reduce or reverse attrition in Florida including reducing overall rates for homeowners’ insurance by 2.4% effective in January 2014 for new business and March 2014 for renewals. These actions have resulted in an increase in policy count for new business in the first quarter of 2014 compared to 2013. The Company has also taken steps it believes will result in an improvement in retention and new business by investing in personnel to expedite the payment of claims and streamline the underwriting process. The Company believes these efforts have resulted in a more robust, rate adequate and profitable book of business.

At March 31, 2014, stockholders’ equity was $171.0 million compared to $175.6 million at December 31, 2013 reflecting share repurchases of $14.7 million and an increase in retained earnings of $10.1 million.

Share Repurchases

During the first quarter of 2014, the Company repurchased approximately 1.2 million shares of its common stock at a weighted average purchase price of $12.03 per share. Each repurchase was at a discount to the then-current market price of the Company’s common stock.

Cash Dividends

On January 30, 2014, the Company announced that its board of directors declared a cash dividend of $0.10 per share of common stock which was paid on March 3, 2014, to shareholders of record on February 19, 2014 consistent with the Company’s previously announced intention to increase its regular quarterly dividend to $0.10 per share from $0.08 per share beginning with the first quarter of 2014.

Also, on April 16, 2014, the Company announced that its board of directors declared a cash dividend of $0.10 per share of common stock, payable on July 3, 2014 to shareholders of record on June 19, 2014.

If declared and paid as intended, the annual aggregate dividend in 2014 would be $0.40 for each common share.

Financial Results Presentation

The Company will make available an audio recording of a presentation discussing its first quarter 2014 financial results on May 8, 2014, at approximately 5:00 p.m. Eastern. The presentation will be pre-recorded and there will be no opportunity for live questions. The audio recording will be available at www.universalinsuranceholdings.com until June 8, 2014.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts and Maryland. American Platinum Property and Casualty Insurance Company, also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2013 and the Form 10-Q for the quarter ended March 31, 2014.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands, except per share data)

	March 31,	December 31,
ASSETS	2014	2013
Cash and cash equivalents	$122,771	$117,275
Restricted cash and cash equivalents	2,635	2,600
Fixed maturities, at fair value	300,346	289,418
Equity securities, at fair value	60,152	65,022
Prepaid reinsurance premiums	236,026	241,214
Reinsurance recoverable	76,097	107,847
Reinsurance receivable, net	7,004	203
Premiums receivable, net	48,105	46,461
Other receivables	3,261	2,587
Property and equipment, net	9,749	9,289
Deferred policy acquisition costs, net	15,893	15,899
Income taxes recoverable	6,199	8,152
Deferred income tax asset, net	11,472	12,051
Other assets	1,722	2,072

Total assets	$901,432	$920,090

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Unpaid losses and loss adjustment expenses	$150,557	$159,222
Unearned premiums	384,761	383,488
Advance premium	25,413	22,959
Accounts payable	4,499	3,441
Book overdraft	2,985	14,947
Payable for securities purchased	2,185	—
Reinsurance payable, net	93,654	86,232
Income taxes payable	915	2,566
Other liabilities and accrued expenses	28,357	34,386
Long-term debt	37,122	37,240

Total liabilities	730,448	744,481

STOCKHOLDERS’ EQUITY:
Cumulative convertible preferred stock, $.01 par value	—	—
Authorized shares – 1,000
Issued shares – 22 and 30
Outstanding shares – 22 and 30
Minimum liquidation preference, $9.17 and $6.98 per share
Common stock, $.01 par value	443	436
Authorized shares – 55,000
Issued shares – 44,276 and 43,641
Outstanding shares – 34,776 and 35,366
Treasury shares, at cost – 9,500 and 8,275	(50,204)	(35,467)
Additional paid-in capital	42,195	42,282
Accumulated other comprehensive income (loss), net of taxes	(264)	(376)
Retained earnings	178,814	168,734

Total stockholders’ equity	170,984	175,609

Total liabilities and stockholders’ equity	$901,432	$920,090

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$191,917	$204,139
Ceded premiums written	(121,649)	(141,317)

Net premiums written	70,268	62,822
Change in net unearned premium	(6,461)	2,587

Premiums earned, net	63,807	65,409
Net investment income (expense)	518	12
Net realized gains (losses) on investments	902	(16,037)
Net change in unrealized gains (losses) on investments	—	7,874
Commission revenue	4,089	4,986
Policy fees	3,512	3,687
Other revenue	1,477	1,524

Total premiums earned and other revenues	74,305	67,455

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	26,825	26,483
General and administrative expenses	24,363	21,210

Total operating costs and expenses	51,188	47,693

INCOME BEFORE INCOME TAXES	23,117	19,762
Income taxes, current	9,059	3,947
Income taxes, deferred	509	3,856

Income taxes, net	9,568	7,803

NET INCOME	$13,549	$11,959

Basic earnings per common share	$0.41	$0.30

Weighted average common shares outstanding – Basic	33,422	39,917

Fully diluted earnings per common share	$0.38	$0.29

Weighted average common shares outstanding – Diluted	35,641	41,199

Cash dividend declared per common share	$0.10	$0.08

Investor Contact:

Andy Brimmer / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449